UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2013

Commission File Number 0-14112

JACK HENRY & ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1128385 (I.R.S. Employer Identification Number)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(417) 235-6652
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
 On September 10, 2013, the Board of Directors voted to appoint Laura G. Kelly to the Board to fill the seat previously held by Jerry Hall, who passed away in February of this year. Ms. Kelly will serve as an independent director.
 Laura G. Kelly, age 56, is Senior Vice President and Chief Product Officer at The Dun & Bradstreet Corporation, where she oversees product strategy, development and management for the company's wide variety of trade credit, supply chain and sales and marketing products. Prior to joining Dun & Bradstreet in early 2013, Ms. Kelly served American Express Company, where she was Senior Vice President and General Manager for the Americas from 2012 to 2013 and Senior Vice President, Global Product & Marketing, Global Payment Options from 2011 to 2012. From 2005 to 2011, Ms. Kelly was employed by MasterCard Worldwide, Inc. as Executive Vice President, Global Prepaid Product Solutions from 2007 to 2011 and as Group Head, Global Debit Strategy and Business Administration from 2005 to 2007.  Prior to MasterCard, Laura held various positions with Southwest Business Corporation, The Concours Group and USAA.  Ms. Kelly brings to the Board extensive management experience in payments to and financial services technology. Her background includes a focus on risk management and experience developing international payments products and services.  Ms. Kelly is a certified public accountant, a certified property and casualty underwriter associate in risk management and earned a master's in business administration from Auburn University.
 Additional information regarding Ms. Kelly is detailed in the Company's press release dated September 11, 2013, the text of which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits

99.1    Press release dated September 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	September 11, 2013	By: /s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer